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STATE OF MINNESOTA

DEPARTMENT OF STATE

To All To Whom These Presents Shall Come, Greeting:

Whereas, Articles of Incorporation, duly signed and acknowledged under oath, have been filed for record in the office of the Secretary of State, on the 26th day of July, A. D. 1983 for the incorporation of

Simmetech Incorporated

under and in accordance with the provisions of Minnesota Statutes, Chapter 302A,

Now, Therefore, by virtue of the powers and duties vested in me by law, as Secretary of State of the State of Minnesota, I do hereby certify that the said

Simmetech Incorporated

is a legally organized Corporation under the laws of this State.

Witness my official signature hereunto subscribed and the Great Seal of the State of Minnesota hereunto affixed this twenty-sixth day of July in the year of our Lord one thousand nine hundred and eighty-three

Joan Anderson Growe
Secretary of State.

SC-00009-03

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1K-690

ARTICLES OF INCORPORATION

OF

SIMMETECH INCORPORATED

The undersigned incorporator, being a natural person of full age, in order to form a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

The name of this Corporation is Simmetech Incorporated.

ARTICLE II

The registered office of this Corporation is located at 4150 Multifoods Tower, Minneapolis City Center, Minneapolis, Minnesota 55402.

ARTICLE III

3.01 The aggregate number of shares of stock which this Corporation shall have the authority to issue is 2,500 shares.

3.02 The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series.

3.03 The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

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3.04 No shareholder of the Corporation shall have any preemptive rights.

3.05 No shareholder shall be entitled to any cumulative voting rights.

3.06 The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the shareholders, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.

ARTICLE IV

Any action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.

ARTICLE V

The name and address of the incorporator is: Michael C. Mahoney, 4150 Multifoods Tower, Minneapolis City Center, Minneapolis, Minnesota 55402.

ARTICLE VI

The names and addresses of the first Board of Directors are:

Michael C. Mahoney
4150 Multifoods Tower
Minneapolis City Center
Minneapolis, MN 55402

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IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of July, 1983.

Michael C. Mahoney

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

On this 25th day of July, 1983, before me personally appeared Michael C. Mahoney, to me known to be the person described in, and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

SUSAN K. ANDERSON
NOTARY PUBLIC - MINNESOTA
HENNEPIN COUNTY
My Commission Expires Nov. 26, 19[illegible]

Notary Public

STATE OF MINNESOTA
DEPARTMENT OF STATE
I hereby certify that the within instrument was filed for record in this office on the 26 day of July A. D. 19 83 at 4:30 o'clock P. M. and was duly recorded in Book 2-59 of Incorporations, on page 146

Joan Anderson [illegible]